UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2007

METRETEK TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-19793	84-11698358
(State or other jurisdiction	(Commission File Number)	(I.R.S Employer
of incorporation)		Identification No.)

303 East 17th Avenue, Suite 660, Denver, Colorado	80203
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (303) 785-8080
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.
     (e)     On February 20, 2007, the Compensation Committee (“Compensation Committee”) of the Board of Directors (the “Board”) of Metretek Technologies, Inc., a Delaware corporation (the “Company”), took the following actions with respect to the compensation of the Company’s executive officers:
     1.     Cash Bonuses Under the 2006 Incentive Plan. In March 2006, upon Compensation Committee recommendation, the Board established the performance criteria and awards under the Company’s Executive Incentive Compensation Plan (“Executive Incentive Plan”) for the fiscal year ending December 31, 2006 (“fiscal 2006”). For fiscal 2006, W. Phillip Marcum, the President and Chief Executive Officer of the Company, and A. Bradley Gabbard, the Executive Vice President and Chief Financial Officer of the Company, are to receive cash bonuses under the Executive Incentive Plan based upon the Company achieving certain goals pertaining to its net income from continuing operations, before bonus payments under the Executive Incentive Plan, in fiscal 2006 (“Pre-Plan Net Income”), which goals and bonus levels had been fixed by the Compensation Committee (the “2006 Incentive Plan”). Under the 2006 Incentive Plan, the Compensation Committee established minimum and target, but no maximum (other than the limit under the Executive Incentive Plan that provides the maximum dollar amount that can be awarded in any one fiscal year cannot exceed 200% of a participant’s base salary), levels for awards based upon the Company’s Pre-Plan Net Income.
     Under the 2006 Incentive Plan, no payment is be made to Messrs. Marcum and Gabbard unless the Pre-Plan Net Income achieves a minimum threshold level. Above the minimum threshold level up to the target level of the Company’s Pre-Plan Net Income, the payments to Messrs. Marcum and Gabbard are to be in an amount equal to a percentage, between 40% and 125%, of their base salaries. Above the target level of the Pre-Plan Net Income, a bonus pool is to be created, and the Compensation Committee has the discretion to allocate payments out of that bonus pool, in an amount equal to 15% of the Pre-Plan Net Income that exceeds the target level, to such officers and key employees, including but not limited to Messrs. Marcum and Gabbard, as it deems appropriate as compensation for services in 2006. The first $110,000 of the bonus pool is to be allocated to officers and key employees other than Messrs. Marcum and Gabbard, and the remainder of the bonus pool is to be allocated 55% to Mr. Marcum and 45% to Mr. Gabbard. The final amounts payable to Messrs. Marcum and Gabbard and the final amount of any bonus pool created under the 2006 Incentive Plan are dependent upon the Company’s audited financial statements for fiscal 2006.
     2.     Cash Flow Bonus to Sidney Hinton. The Compensation Committee approved the payment of a bonus to Sidney Hinton, President and Chief Executive Officer of PowerSecure, Inc., a wholly-owned subsidiary of the Company, based on the formula in his employment agreement with PowerSecure for 7% of the adjusted cash flow of PowerSecure for fiscal 2006.
     3.     Other Cash Bonuses. The Compensation Committee also approved the following cash bonuses for services rendered in fiscal 2006 by the following officers and key employees:
(i)	$50,000 to Gary J. Zuiderveen, Vice President, Controller, Chief Accounting Officer and Secretary of the Company;

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(ii)	$50,000 to John Bernard, President and Chief Executive Officer of Southern Flow Companies, Inc., a wholly-owned subsidiary of the Company;

(iii)	$30,000 to Daniel J. Packard, President and Chief Executive Officer of Marcum Gas Transmission, Inc., a wholly-owned subsidiary of the Company; and

(iv)	$5,687 to Joseph L. Harley, Jr., President and Chief Executive Officer of Metretek, Incorporated, a wholly-owned subsidiary of the Company.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRETEK TECHNOLOGIES, INC.
By:	/s/ W. Phillip Marcum
W. Phillip Marcum
President and Chief Executive Officer

Dated: February 21, 2007

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